Exhibit 10.81

Letter agreement effective January 1, 2011 between Rob Krolik and Move, Inc. regarding paid time off

MOVE
910 East Hamilton Ave., 6th Floor
Campbell, CA 95008

November 17, 2010

Dear Rob,

Effective January 1, 2011, you and other senior executives reporting directly to the CEO (the “Leadership Team”) will no longer be subject to, or accrue or accumulate paid time off under the vacation, floating holiday and/or paid sick leave policies set forth in the Move Inc. Employee Handbook or in your offer letter or any other documentation with the Company.

Rather, members of the Leadership Team will be permitted to take paid time off for vacation and personal matters, subject to business needs, with the approval of the CEO. The primary limitations on permitting the taking of vacation or time off for personal matters will be those dictated by your job responsibilities. Accordingly, there will be no prescribed limits on the amount of vacation or personal time, if any, that you may request or be permitted to take in a given year notwithstanding any reference thereto in any offer letter or any other documentation with the Company.

In addition, paid time off for occasional, short illnesses will be permitted on an as-needed basis, subject to medical verification if requested by the CEO. Leadership Team members who qualify for and are granted a leave of absence under Move Inc.’s Disability Leave of Absence or Family and Medical Leave of Absence policies will be paid for up to a maximum of ninety (90) days of any such leave taken in any twelve (12)-month rolling period, less any income received from any income replacement benefits or insurance provided pursuant to any applicable law or Company-sponsored insurance or benefit program.

Members of the Leadership Team will retain all vacation accrued on or before December 31, 2010. Paid time off taken on or after January 1, 2011 will reduce any such accrued vacation balance. If upon separation from employment, a Leadership Team member has a balance of unused vacation, he or she will be paid out in accordance with the Company’s policies and practices and applicable law.

Please indicate you acceptance of these terms by signing below and returning this letter to me.

Very truly yours,

/s/ Steve Berkowitz

Steve Berkowitz
Chief Executive Officer

cc	Carol Brummer, VP, Human Resources

	Name	/s/ Rob Krolik	Date	11/17/10
Rob Krolik